Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OFTHE SARBANES-OXLEY ACT OF 2002

In connection with the Global-Wide Publication Ltd. (the "Company") annual report on 10K SB for the fiscal year ending September 30, 2004, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Robert Hoegler, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: December 21, 2004.

/s/ Robert Hoegler
(Signature)

Chief Executive Officer
(Title)